UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into Material Definitive Agreement.

On January 8, 2016, Tandem Diabetes Care, Inc. (the “Company”) entered into a third amendment (the "Third Amendment") to its Amended and Restated Term Loan Agreement (as amended, the “Term Loan Agreement”) with Capital Royalty Partners II L.P. and its affiliate funds. The Term Loan Agreement was previously amended by Amendment No. 1 dated June 20, 2014, and Amendment No. 2 dated February 23, 2015.

Under the Term Loan Agreement, the Company has aggregate borrowings outstanding of $30.0 million (such amount, the “First Tranche”). Pursuant to the Third Amendment, the Company may borrow up to an additional $50.0 million. The Third Amendment requires the Company to draw $15.0 million (such amount, the “Second Tranche”) in January 2016, and the Third Amendment provides the Company with a one-time option to draw up to an additional $35.0 million in increments of $5.0 million on or before December 31, 2016 (such amount, to the extent drawn, the “Third Tranche”).

The other principal terms of the Term Loan Agreement were not amended by the Third Amendment. Accordingly, interest continues to be payable, at the Company’s option, (i) in cash at a rate of 11.5% per annum or (ii) at a rate of 9.5% of the 11.5% per annum in cash and 2.0% of the 11.5% per annum (the “PIK Loan”) to be added to the principal of the loan and subject to accruing interest. Interest-only payments continue to be due quarterly on March 31, June 30, September 30 and December 31 of each year of the interest-only payment period, which ends on December 31, 2019. The principal balance continues to be due on March 31, 2020 (the “Maturity Date”).  The Term Loan Agreement provides for prepayment fees of three percent (3.0%) of the outstanding balance of the loan if the loan is repaid prior to March 31, 2015. The prepayment fee is reduced by one percent (1.0%) per year for each subsequent year until maturity. The principal financial covenants continue to require that the Company attain minimum annual revenues of $50 million in 2015, $65 million in 2016, $80 million in 2017 and $95 million thereafter.

Under the Third Amendment, the Company has agreed to pay, on the earlier of (i) the Maturity Date; (ii) the date that the loan under the Term Loan Agreement becomes due, and (iii) the date on which the Company makes a voluntary pre-payment of the loan, a  financing fee equal to three percent (3.0%) of the sum of (x) the aggregate amount of the Second Tranche and Third Tranche drawn, and (y) any PIK Loans issued in relation to the Second Tranche and Third Tranche, if applicable.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Term Loan Agreement, as previously amended, and the Third Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report”).

Item 2.02 Results of Operations and Financial Condition.

On January 12, 2016, the Company issued a press release announcing its estimated, unaudited revenues for the twelve months ended December 31, 2015, and its estimated, unaudited balance of cash, cash equivalents and short-term investments as of December 31, 2015. The press release also addresses the execution and material terms of the Third Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The 2015 unaudited financial results contained in the press release are preliminary and subject to adjustment.  The final, audited results will be included in the Annual Report.

The information provided under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press release of Tandem Diabetes Care, Inc. dated January 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

Date: January 12, 2016	/s/ David B. Berger
David B. Berger
General Counsel and Secretary

INDEX TO EXHIBITS

Number	Description

99.1	Press release of Tandem Diabetes Care, Inc. dated January 12, 2016.